Exhibit 5.1
March 10, 2025

Delek Logistics Partners, LP.
310 Seven Springs Way, Suite 500
Brentwood, Tennessee 37027 Ladies and Gentlemen:
We have acted as special counsel to Delek Logistics Partners, LP, a Delaware limited partnership (the “Partnership”) and Delek Logistics GP, LLC, a Delaware limited liability company and general partner of the Partnership, in connection with the proposed issuance by the Partnership of up to 1,000,000 of the common units representing limited partner interests of the Partnership (the “Units”), pursuant to the Delek Logistics GP, LLC Amended and Restated 2012 Long-Term Incentive Plan, as amended by the First Amendment thereto effective as of February 17, 2025 (as so amended, the “Plan”). The Units are included in the Partnership’s Registration Statement on Form S-8 (the “Registration Statement”), filed by the Partnership with the U.S. Securities and Exchange Commission (the “SEC”) under the provisions of the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof. This opinion is being delivered to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with rendering the opinion set forth in this opinion letter, we have reviewed the Registration Statement, the Plan and the originals, or photostatic or certified copies, of such records of the Partnership and certificates of officers of the Partnership, certificates of public officials and such other documents as we have deemed relevant and necessary as a basis for the opinion expressed herein.

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to all original documents of all documents submitted to us as copies and the accuracy and completeness of all information provided to us by the Company.

We have also assumed, without independent investigation, that at the time of the issuance of the Units: (i) all of the terms and conditions for such issuance set forth in the Plan and any related agreements will have been fully satisfied, waived or discharged; (ii) each award agreement setting forth the terms of each award granted pursuant to the Plan will be consistent with the Plan and will have been duly authorized and validly executed and delivered by the parties thereto; and (iii) the Plan will be administered in a manner consistent with its terms.

Based upon the foregoing and the other matters stated herein, we are of the opinion that, when issued and delivered in accordance with the terms set forth in the Plan and against payment of the consideration therefor, the issuance of the Units will have been duly authorized by all necessary corporate action of the Partnership, and the Units will be validly issued, fully paid and nonassessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware Revised Uniform Limited Partnership Act, as amended (the “Delaware LP Act”), and the United States of America. This opinion is limited to the current Delaware LP Act and the current federal laws of the United States, and to the facts as they exist on the date hereof. We assume no obligation to revise or supplement our opinion should the present laws, or the interpretations thereof, be changed in respect of any circumstances or events that occur subsequent to the date hereof. This opinion letter is limited to the opinion expressly stated herein, and no other opinions are to be inferred or implied.

We hereby consent to the filing of this opinion with the SEC as an Exhibit to the above-referenced Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Bradley Arant Boult Cummings, LLP